Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Tuesday, November 13, 2007	Telephone: (808) 969-8052

 ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2007 EARNINGS

                Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), reported a third quarter net loss of $436,000 or $0.06 per Class A Unit, on total revenues of $2.8 million., as compared to net income of $85,000 or $0.01 per Class A Unit on $5.5 million in revenues for the same period last year. The lower earnings are the result of a smaller harvest, lower nut prices and transaction costs related to the possible acquisition of the assets of Mac Farms of Hawaii, LLC. Net cash flow for the third quarter of 2007 was $14,000 as compared to $800,000 for the third quarter of 2006.

Nut revenues were $2.0 million for the three months ended September 30, 2007, compared to $4.3 million in the prior year. The third quarter harvest was 4.1 million pounds or 28% lower than the quarter ended September 30, 2006, and slightly better than the historical average for this period. Farming service revenues were $797,000 or 33% lower than the third quarter of last year.

For the first nine months of 2007, revenues were $7.4 million with a net loss of $446,000 or ($0.06) per Class A Unit. Total revenues in the first nine months of 2006 were $8.3 million with a net loss of $42,000, or $0.01 per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Macadamia nut sales	$1,979	$4,289	$4,902	$5,624
Contract farming revenue	797	1,198	2,464	2,674
Total revenues	2,776	5,487	7,366	8,298
Cost of goods and services
Costs of macadamia nut sales	1,546	3,937	3,720	4,672
Costs of contract farming services	731	1,113	2,257	2,473
Total cost of goods sold	2,277	5,050	5,977	7,145
Gross income	499	437	1,389	1,153
General and administrative expenses
Legal fees paid to related party	—	10	—	86
Other	874	451	1,744	1,109
Total general and administrative expenses	874	461	1,744	1,195
Operating income (loss)	(375)	(24)	(355)	(42)
Other income (loss)	(1)	186	12	194
Interest expense	(44)	(61)	(105)	(166)
Interest income	—	—	49	13
Income before tax	(420)	101	(399)	(1)
Income tax expense	16	16	47	41
Net income (loss)	$(436)	$85	$(446)	$(42)

Net cash flow (as defined in the Partnership Agreement)	$14	$800	$73	$487

Net loss per Class A Unit	$(0.06)	$0.01	$(0.06)	$(0.01)

Net cash flow per Class A Unit	$0.00	$0.10	$0.01	$0.06

Cash distributions per Class A Unit	$0.05	$0.05	$0.15	$0.15

Class A Units outstanding	7,500	7,500	7,500	7,500